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                                                                   Exhibit 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 12, 1998, which appears in the Developers Diversified Realty Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, our reports dated June 16, 1998 relating to the statements of revenue and certain expenses of The Family Center Properties and The Sansone Properties, which appear in the Current Report on Form 8-K of Developers Diversified Realty Corporation dated April 28, 1998, our report dated April 14, 1998 relating to the statement of revenue and certain expenses of Belair Centre, which appears in the Current Report on Form 8-K of Developers Diversified Realty Corporation dated February 25, 1998, our reports dated January 18, 1998 relating to the statements of revenue and certain expenses of The Columbus Properties, Sun Center, Dublin Village Center, Washington Park Plaza and Lennox Town Center, which appear in the Current Report on Form 8-K of Developers Diversified Realty Corporation dated February 25, 1998, and our reports dated October 7, 1997 and July 28, 1997 relating to the statements of revenue and certain expenses of Spring Creek Centre and Cooks Corner, respectively, which appear in the Current Report on Form 8-K of Developers Diversified Realty Corporation dated
November 7, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
Cleveland, Ohio
February 16, 1999